UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act 1934

Date of Report (date of earliest event reported): January 12, 2015

Gulf Resources, Inc.
(Exact name of registrant as specified in charter)

Delaware
(State or other jurisdiction of incorporation)

000-20936 (Commission File Number)	13-3637458 (IRS Employer Identification No.)

Level 11,Vegetable Building, Industrial Park of the East City
Shouguang City, Shandong, 262700, P.R. China

 (Address of principal executive offices and zip code)

+86 (536) 567-0008

 (Registrant's telephone number including area code)

 (Registrant's former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

1.01 Entry into a Material Definitive Agreement.

On January 12, 2015, Gulf Resources, Inc. (the “Company”) and Shouguang City Haoyuan Chemical Company Limited, a wholly owned subsidiary of the Company (“SCHC”), entered into an Equity Interest Transfer Agreement (the “Agreement”) with Shouguang City Rongyuan Chemical Co, Ltd. (“SCRC”) and its shareholders, pursuant to which SCHC shall, upon closing, acquire SCRC and all rights, title and interest in and to all assets owned by SCRC, a leading manufacturer of materials for human and animal antibiotics in China and other parts of Asia.

In consideration for SCRC, SCHC shall pay $66.2 million in cash and issue approximately 7.27 million shares of common stock at a price of $2.00 per share, which represents a 73% premium over the previous 10 day closing price. Total consideration for the purchase of SCRC is approximately $80.8 million. The shareholders of SCRC have guaranteed that SCRC’s audited 2014 net income will not be less than approximately $11.4 million, otherwise the purchase price shall be proportionally adjusted based on a percentage less than the $11.4 million threshold.

From the effective date of the transaction until the closing date, all of SCRC’s income and rights shall belong to SCHC. The closing of the transactions contemplated by the Agreement shall occur when the Agreement has been approved by the regulatory authorities in China, and updates have been made to the register of members which are then filed with the relevant industrial and commercial bureaus in China.

A copy of the Agreement is attached to this Current Report on Form 8-K as Exhibit 10.1 and is incorporated herein by reference.

Item 8.01.  Other Events.

On January 13, 2015, the Company issued a press release announcing the signing of the Agreement. A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
10.1	Acquisition Agreement, dated January 12, 2015
99.1	Press Release, dated January 13, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GULF RESOURCES, INC.

By:	/s/ Min Li
Name:	Min Li
Title:	Chief Financial Officer

Dated: January 14, 2015

Exhibit Index

Exhibit Number	Description
10.1	Acquisition Agreement, dated January 12, 2015
99.1	Press Release, dated January 13, 2015